                                                                     Exhibit 4.1

                                                           EXECUTION COUNTERPART

                                WARRANT AGREEMENT

         THIS WARRANT AGREEMENT dated as of January 25, 2000 by and among RAMSAY YOUTH SERVICES, INC., a corporation organized under the laws of the State of Delaware (the "Company"), and SUNTRUST BANKS, INC., a corporation organized under the laws of the State of Georgia (the "Purchaser"), and the shareholders of the Company listed on Exhibit A hereto (individually, a "Controlling Shareholder" and, collectively, the "Controlling Shareholders").

         The Purchaser and the Company have entered into a Subordinated Note and Warrant Purchase Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Purchase Agreement"), pursuant to which the Purchaser has purchased from the Company a Subordinated Note and Warrants exercisable for shares of Common Stock.

         The Company and the Controlling Shareholder have agreed to enter into this Agreement to supplement the terms and conditions set forth in the Purchase Agreement that relate to the Warrants purchased thereunder. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1. Covenants.

         1.1 Affirmative Covenants. So long as any Warrant Securities are outstanding, the Company shall, and shall cause each Subsidiary to, perform and observe (A) all of its obligations to each holder of Warrant Securities set forth in the Company's articles of incorporation and bylaws, (B) all of its obligations to each holder of Warrant Securities set forth in this Agreement and
(C) all of its obligations to each holder of Registrable Securities set forth in the Registration Rights Agreement.

         1.2 Current Public Information. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action as any holder or holders of Restricted Securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to (i) Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Securities and Exchange Commission; provided, however, that nothing herein shall obligate the Company to register any Warranty Securities, except as provided under the Registration Rights Agreement. Upon request by any holder of Restricted Securities, the Company shall deliver to such holder of Restricted Securities a written statement as to whether it has complied with such requirements.

         1.3 Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, the maximum number of shares of Common Stock issuable upon the exercise of all rights outstanding under the Warrants. The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder. All shares of Common Stock which are so issuable shall, when issued and paid for as provided herein, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any national securities exchange or interdealer quotation system upon which shares of Common Stock may be listed or included, except that the Company shall not be required to register the Warrant Shares under the Securities Act or under any other securities laws in connection with the exercise of the Warrant, except as provided in the Registration Rights Agreement.

         Section 2. Adjustment of Number of Shares of Common Stock Issuable Upon Exercise of the Warrant In order to prevent dilution of the rights granted under the Warrants, the number of shares of Common Stock issuable upon exercise of the Warrant be subject to adjustment from time to time as provided in this Section 2.

         2.1 Adjustment of Number of Shares of Common Stock Issuable Upon Exercise of the Warrant upon Issuance of Common Stock.

             (a) If on or after the Closing Date, the Company issues or sells, or in accordance with Section 22.2 is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Fair Market Value per share of Common Stock immediately prior to such issuance, sale or deemed issuance or sale, other than pursuant to any employee stock purchase plans of the Company in existence as of the Closing Date, then the number of shares of Common Stock issuable upon exercise of the Warrant shall be immediately adjusted to that number determined by multiplying the number of shares of Common Stock issuable upon exercise of the Warrant immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of Fully Diluted Common Shares immediately prior to such adjustment plus the number of shares of Common Stock so issued or sold or deemed issued or sold (the "Additional Shares"), and
(ii) the denominator of which shall be the number of Fully Diluted Common Shares immediately prior to such adjustment plus the number of shares of Common Stock which the Aggregate Consideration received by the Company for such Additional Shares would purchase at the Fair Market Value per share of Common Stock immediately prior to such adjustment.

             (b) No adjustment of the number of shares of Common Stock issuable upon exercise of the Warrant, however, shall be made if such adjustment would result in an increase in the number of shares of Common Stock issuable upon exercise of the Warrant by less than one percent (1.0%) of the number of shares of Common Stock issuable upon exercise of the Warrant immediately prior to such adjustment, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall result in an increase of the number of shares of Common Stock issuable upon exercise of the Warrant by one percent (1.0%) or more of the number of shares of Common Stock issuable upon exercise of the Warrant immediately prior to such adjustment.

             (c) Within twenty (20) days following any Adjustment Event, the Company shall deliver to each Registered Holder a calculation (the "Adjustment Calculation") of the proposed adjustment of the number of shares of Common Stock issuable upon exercise of the Warrant, which shall be certified as accurate by the chief financial officer of the Company and shall be accompanied by a letter from the Company's certified public accountants that they have reviewed the Adjustment Calculation. If the Registered Holders of a majority of the Warrant Securities object to the Adjustment Calculation, the Registered Holders must notify the Company of their specific objections within thirty (30) days following their receipt of the Adjustment Calculation, in which event representatives of the Company, the Registered Holders and their respective accountants shall promptly meet to resolve such issues. If such issues have not been finally resolved within ten (10) days following the Registered Holders' notification to the Company of their objections to the Adjustment Calculation, any remaining issues shall be submitted by the parties to the Atlanta office of Ernst & Young for a final and binding determination. The. expenses incurred in connection with the final determination of the Adjustment Calculation shall be shared equally by the Company and the Registered Holders. In order to permit the Registered Holders to notify the Company of their specific objections, the Adjustment Calculation shall include calculations, in reasonable detail, of Fair Market Value and Aggregate Consideration.

         2.2 Effect on the Number of Shares of Common Stock Issuable Upon Exercise of the Warrant of Certain Events. For purposes of determining the adjusted number of shares of Common Stock issuable upon exercise of the Warrant under Section 2.1, the following will be applicable:

             (a) Issuance of Rights or Options. If on or after the Closing Date, the Company in any manner grants any right or option to subscribe for or purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable securities being herein called "Convertible Securities") and the price per share for which any shares of Common Stock are issuable upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security is less than the Fair Market Value per share of in effect immediately prior to the granting of such Option, then the number of shares of Common Stock issuable upon exercise of the Warrant shall be adjusted pursuant to Section 2.1 as if such shares of Common Stock had been issued and sold by the Company for such price per share. For purposes of this paragraph, the "price per share for which any shares of Common Stock are issuable" will be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to such shares of Common Stock upon the granting of the Option, upon exercise of the Option and upon conversion or exchange of the Convertible the Security. No further adjustment of the number of shares of Common Stock issuable upon exercise of the Warrant will be made upon the actual issuance of such Common Stock or of such Convertible Security upon the exercise of such Options or of such Common Stock upon conversion or exchange of such Convertible Securities.

             (b) Issuance of Convertible Securities. If on or after the Closing Date, the Company in any manner issues or sells any Convertible Security and the price per share for which any shares of Common Stock are issuable upon conversion or exchange thereof (the "Conversion Price") is less than and the Fair Market Value per share of Common Stock than the number of shares of Common Stock issuable upon exercise of the Warrant shall be adjusted pursuant to
Section 2.1 as if such shares of Common Stock issuable upon conversion or exchange of such Convertible Security had been issued and sold by the Company for such price per share. For the purposes of this paragraph, the "price per share for which any shares of Common Stock are issuable" will be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to such shares of Common Stock upon the issuance of the Convertible Securities and upon the conversion or exchange of such Convertible Security. No further adjustment of the number of shares of Common Stock issuable upon exercise of the Warrant will be made upon the actual issue of such shares of Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the number of shares of Common Stock issuable upon exercise of the Warrant had been or are to be made pursuant to other provisions of this Section 2, no further adjustment of the number of shares of Common Stock issuable upon exercise of the Warrant will be made by reason of such issue or sale.

             (c) Change in Option Price or Conversion Rate. If the purchase price payable upon exercise of any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock shall change at any time, the number of shares of Common Stock as of the time of such change will be adjusted to the number of shares of Common Stock which would have been issuable upon exercise of the Warrant at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

             (d) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Options or Convertible Securities, in either case without the exercise of such Option or conversion or exchange of such Convertible Securities, the number of shares of Common Stock issuable upon exercise of the Warrant will be adjusted to the number of shares of Common Stock which would have been issuable upon exercise of the Warrant at the time of such expiration or termination had such Options or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

             (e) Calculation of Aggregate Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold (i) solely for cash, the "Aggregate Consideration" received therefor will be deemed to be the net amount of cash received by the Company therefor, and (ii) in part for cash and in part for a consideration other than cash, the "Aggregate Consideration" received therefor will be deemed to be the net amount of cash received by the Company therefor plus the fair value of the consideration other than cash received by the Company therefor as of the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger or other business combination in which the Company is the surviving corporation, the Aggregate Consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is fairly attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash will be determined by the Board of Directors of the Company.

             (f) Integrated Transactions. In case any Options or Convertible Securities are issued in connection with the issue or sale of other securities of the Company other than Options or Convertible Securities issued in connection with the issuance of additional Subordinated Debt permitted by the Purchase Agreement, together comprising one integrated transaction in which no specific consideration is allocated to such Options or Convertible Securities by the parties thereto, the Options or Convertible Securities will be deemed to have been issued without consideration.

             (g) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any of its Subsidiaries, and the subsequent disposition of any shares so owned or held (other than a cancellation thereof) will be considered an issue or sale of Common Stock.

             (h) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of granting them the right to subscribe for or purchase Common Stock, Options or Convertible Securities, then, for purposes of adjustments made pursuant to this Section 2, such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the date of the granting of such right of subscription or purchase.

         2.3 Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares or combines (by reverse stock split, recapitalization or otherwise) the outstanding shares of Common Stock into a lesser number of shares, then the number of shares of Common Stock issuable upon exercise of the Warrant immediately after the happening of any such event shall be adjusted as required to permit each Warrant to be exercised for the number of shares of Common Stock representing a percentage of the Fully Diluted Common Shares that is equal to the percentage of Fully Diluted Common Shares for which such Warrant was exercisable prior to such subdivision or combination.

         2.4 Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale, of all or substantially all of the Company's assets or equity securities to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets (including cash) with respect to or in exchange for Common Stock by reason of the Company's participation therein is referred to herein as an "Organic Change". As a condition to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance reasonably satisfactory to the Registered Holders of a majority of the purchase rights under the Warrants) to insure that each of the Registered Holders will thereafter have the right to acquire and receive in lieu of or addition to (as the case may be) the Warrant Shares immediately theretofore acquirable and receivable upon the exercise of such Registered Holder's purchase rights under the Warrants, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of Warrant Shares immediately theretofore acquirable and receivable upon exercise of such Registered Holder's purchase rights under the Warrants had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance reasonably satisfactory to the Registered Holders of a majority of the purchase rights under the Warrants) with respect to such Registered Holders' rights and interests to insure that the provisions of this Section 2 and Section 3 hereof will thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the number of shares of Common Stock issuable upon exercise of the Warrant in accordance with Section. 2.1, if the value for the Common Stock reflected by the terms of such Organic Change is less than the Fair Market Value per share of Common Stock in effect immediately prior to such Organic Change). The Company will not effect any such Organic Change unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from such Organic Change (including, without limitation, a purchaser of all or substantially all the Company's assets) assumes by written instrument (in form and substance reasonably satisfactory to the Registered Holders of a majority of the purchase rights under the Warrants), the obligation to deliver to each such Registered Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Registered Holder is to be entitled to acquire upon exercise of the Warrants.

         2.5 Dividends. If the Company declares or pays a dividend or makes any other distribution upon the Common Stock (other than any stock dividend for which an adjustment is made pursuant to Section 2.3), then the Company will pay to the Registered Holder of each Warrant at the time of payment thereof such dividend or distribution which would have been paid to such Registered Holder had such Warrant been fully exercised immediately prior to the date on which a record is taken for such dividend or distribution or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         2.6 Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitations the granting of stock appreciation rights, phantom stock rights or other rights with equity features or features which entitle a person to enjoy economic or other benefits of any equity holder), then the Company's board of directors will make an appropriate adjustment in the number of shares of Common Stock issuable upon exercise of the Warrant so as to protect the economic and other rights of the holders of each Warrant in the same manner as is provided by the other provisions of this Section 2; provided that no such adjustment will decrease the number of shares of Common Stock issuable upon exercise of the Warrant obtainable as other-wise determined pursuant to this Section 2.

         2.7 Notices.

             (a) Promptly following the occurrence of any Adjustment Event, the Company will give written notice thereof to the Registered Holders, setting forth in reasonable detail and certifying the calculation of the adjustment required under this Section.

             (b) The Company will give written notice to the Registered Holders at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any pro rata subscription offer to holders of Common Stock or (ii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

             (c) The Company will also give written notice to the Registered Holders at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation takes place.

         2.8 Regulation Y Limitations. To the extent that any exercise of the Warrants would cause any Registered Holder or other Person designated for delivery of Warrant Shares in the Warrant Agreement to hold or be deemed to hold a number of shares of voting Common Stock that is greater than the maximum amount permitted to be held under Regulation Y of the Board of Governors of the Federal Reserve System, the Company shall cooperate in creating a new class of nonvoting Common Stock, and such Registered Holder or other Person shall be issued a share of nonvoting Common Stock in lieu of each share of voting Common Stock that otherwise would cause such Registered Holder or other Person to be in violation of such Regulation.

         Section 3. Purchase Rights. If at anytime the Company grants, issues or sells any Options, Convertible Securities or other rights to purchase stock, warrants, securities or other property pro rata to all record holders of any class of Common Stock (the "Purchase Rights"), then each Registered Holder will be entitled to acquire, upon the same terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Registered Holder could have acquired if such Registered Holder had held the number of shares of Common Stock issuable upon exercise of all purchase rights under the Warrants and payment of the Aggregate Exercise Price in accordance with clause (a) of Section 1.1 of each Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         Section 4. Termination. This Agreement shall terminate on the tenth anniversary of the Closing Date.

         Section 5. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement as in effect on the Closing Date and whether or not such Purchase Agreement is in effect or has been terminated. For the purposes of this Agreement, the following terms have the meanings set forth below:

         "Adjustment Event" means any event which results in an adjustment pursuant to Section 2 of the number of shares of Common Stock issuable upon exercise of the Warrant.

         "Affiliate" shall mean, with respect to any Person (the "Specified Person"), any Person other than the Specified Person directly or indirectly controlling, controlled by or under direct or indirect common control with, the Specified Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, partnership interests, by contract or otherwise; provided, however, that the holding by the Purchaser of any Warrant Securities shall not be deemed to constitute the Purchaser an Affiliate of the Company.

         "Closing Date" shall mean January 25, 2000.

         "Common Stock" means any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

          "Company" has the meaning set forth in the introductory paragraph hereof and shall include the Company's successors and assigns.

         "Controlling Shareholder" shall mean Paul J. Ramsay.

         "Exercise Price" means $1.50 per Share.

         "Fair Market Value" means, with respect to any Adjustment Event:

             (i) over the thirty (30) trading days preceding the date as of which valuation is required, the average of (A) each day's closing prices regular way for such securities as reported by the New York Stock Exchange, (B) if such securities are not traded on such Exchange, each day's closing sale price for such securities as reported by Nasdaq Stock Market, or (C) if such securities are not traded on such Exchange or Market, each day's closing prices regular way for such securities as reported by a national securities exchange on which such securities are traded or each day's mean of the closing bid and ask prices for such securities as reported by Nasdaq, wherever the average trading volume over such period is higher; and

             (ii) (A) in the case of shares of Common Stock for which no public market exists, the fair market value as determined in good faith by the Board of Directors of the Company based upon an arm's-length sale of the securities of the Company on such date, such sale between a willing buyer and a willing seller, provided, that, neither the buyer nor the seller is an Affiliate of the Company or the Controlling Shareholder; or (B) in the event that the buyer is an Affiliate of the Company or an Affiliate of an Affiliate of the Company, the fair market value as determined in good faith by the Board of Directors of the Company; provided, that with respect to such determination under this clause
(B), the Company shall promptly give notice thereof to the Purchaser, setting forth in reasonable detail the calculation of such fair market value and the method and basis of determination thereof (the "Company Determination"). If the Purchaser shall disagree with the Company Determination and shall, by notice to the Company given within thirty (30) days after the Company's notice of the Company Determination, elect to dispute the Company Determination, the Company shall, within thirty (30) days after such notice, engage an investment bank or other qualified appraisal firm acceptable to the Purchaser and the Company to make an independent determination of the fair market value of the Company (the "Appraiser Determination"). The Appraiser Determination shall be final and binding on the Company and the Purchaser. The cost of the Appraiser Determination shall be borne by the Company.

         "Fully Diluted Common Shares" means, as of any date, all shares of Common Stock outstanding as of such date and all shares of Common Stock that would be outstanding as of such date assuming the exercise of all rights, warrants and options to purchase Common Stock or securities convertible into or exchangeable for Common Stock, and the conversion and exchange of all securities that are convertible into or exchangeable for Common Stock.

         "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination, consistently applied and maintained throughout the periods indicated.

         "Gross Revenues" shall mean, with respect to any period, the total revenues of the Company and its Subsidiaries for such period, prior to any deduction for expenses, as determined on a consolidated basis in accordance with GAAP, consistently applied.

         "Note" shall mean, collectively, the Note or Notes issued pursuant to the Purchase the Agreement.

         "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, or other entity, or a government or any political subdivision or agency thereof.

         "Qualified Public Offering" shall mean the sale by the Company, in an underwritten public offering registered under the Securities Act on Form S-1 or any successor form, of shares of the Company's Stock or other equity securities (or the stock or equity securities of a Subsidiary or Affiliate of the Company) with net proceeds to the Company of at least $5,000,000, after payment of underwriting commissions and other fees and expenses of such offering.

          "Registered Holder" means any holder of any Warrant as reflected in the records of the Company maintained pursuant to Section 10.4.

         "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between the Company and the Purchaser.

          "Restricted Securities" shall mean (i) the Warrants issued pursuant to the Purchase Agreement , (ii) the Common Stock issued upon exercise of the Warrants and (iii) any securities issued, directly or indirectly, with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted

Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 2.1(iv) have been delivered by the Company in accordance with Section 2.1(iii). Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense new securities of like tenor not bearing a Securities Act legend of the character set for in
Section 2.1(iv).

         "Securities Act" shall mean the Securities Act of 1933, as amended, and any successor United States federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

          "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor United States federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

         "Subsidiary" shall mean, as to any Person, any corporation, limited liability company, partnership or joint venture, whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (other than stock having such voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or (ii) in the case of a limited liability partnership, partnership or joint venture, in which such Person or a Subsidiary of such Person is a member, general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.

         "Third Party" shall mean any Person excluding: (i) the Purchaser and its Affiliates, (ii) any Controlling Shareholder and (iii) the Company and its Affiliates.

         "Warrants" means, collectively, the Stock Purchase Warrants issued on the Closing Date pursuant to the Purchase Agreement and any and all stock purchase warrants or other certificates or instruments issued in exchange for or in substitution of such Stock Purchase Warrants.

         "Warrant Securities" means, collectively, the Warrants and any Warrant Shares. Whenever reference is made to the number of Warrant Securities, such reference is to the number of Warrant Shares and the number of shares of Common Stock for which the Warrants may be exercised upon payment of the Aggregate Exercise Price therefor.

         "Warrant Shares" means (i) shares of Common Stock issued or issuable directly or indirectly upon exercise of the Warrants and (ii) shares of Common Stock issued or issuable, directly or indirectly, with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that if the securities issuable upon exercise of the Warrants are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "Warrant Shares" shall mean shares of the security issuable upon exercise of this Warrants if such is issuable in shares, or shall mean the equivalent units in which such security is issuable if such security is not issuable in shares. As to any particular Warrant Shares, such shares shall cease to be Warrant Shares when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force).

         Section 6. Miscellaneous.

         6.1 Expenses. The Company agrees to indemnity and hold the Purchaser and all other Registered Holders harmless against liability for the payment of
(i) the obligations of the Company as set forth in Section 10.3 of the Purchase Agreement (whether or not the Purchase Agreement is in effect), (ii) the fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the agreements contemplated hereby or the Company's articles of incorporation or by-laws,
(iii) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of Common Stock issuable upon exercise of the Warrants, and (iv) the fees and expenses incurred by each such Person in connection with any filing by the Company or any Subsidiary with any governmental agency with respect to its investment in the Company or in any other filing with any governmental agency with respect to the Company which mentions such Person.

         6.2 Remedies. Each holder of Warrant Securities shall have all rights and remedies set forth in this Agreement, the Company's articles of incorporation, the Purchase Agreement, the Registration Rights Agreement and the Warrants, and all rights and remedies which such holders have been granted at any time under any other agreement or contract or which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

         6.3 Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived and the Company may take any action herein prohibited, or fail to take any action herein required to be performed by it if, but only if, the Company has obtained the written consent of the Registered Holders of a majority of the Warrant Securities in existence at the time such amendment or waiver becomes effective. No course of dealing between the Company and the holder of any of the Warrant Securities or any delay in exercising any rights hereunder or under any other agreement or instrument or under applicable law shall operate as a waiver of any rights of any such holders.

         6.4 Warrant Register. The Company shall maintain books for the registration and the registration of transfer of the Warrants at its principal executive office. The Company may deem and treat the Registered Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be effected by any notice to the contrary.

         6.5 Successors and Assigns. Except as otherwise expressly provided herein or in the Warrants, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, the provisions of this Agreement which are for Purchaser's benefit as a purchaser or holder of Warrant Securities are also for the benefit of, and enforceable by, any subsequent holder of such Warrant Securities.

         6.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         6.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

         6.8 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

         6.9 Governing Law. The construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by the laws of the State of Georgia.

         6.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier) and shall be effective if given by mail, three (3) days after having been deposited in the mail, postage prepaid or one day after having been delivered to a reputable overnight delivery service, or (b) if given by telecopier, when the sender receives written confirmation from its telecopier that the transmission was successful. Notices hereunder shall be mailed or telecopied as follows:

                   If to the Company:

                   Ramsay Youth Services, Inc.
                   One Alhambra Plaza, suite 750
                   Coral Gables, Florida 33134
                   Attention: Marcio C. Cabrera
                   Telecopy Number: (305) 569-4647
                   Telephone Number: (305) 569-4652
                   with a copy to:

                   Torys
                   237 park Avenue
                   New York, New York 10017
                   Attention: Joseph J. Romagnoli, Esq.
                   Telecopy Number: (212) 682-0200
                   Telephone Number: (212) 880-6000

                   If to the Purchaser:

                   SunTrust Banks, Inc.
                   303 Peachtree Street, Suite 2400
                   Atlanta, Georgia 30308
                   Attention: Mr. Robert L. Dudiak
                   Telecopy Number: (404) 827-3754
                   Telephone Number: (404) 588-8735

                   with a copy to:

                   King & Spalding
                   191 Peachtree Street
                   Atlanta, Georgia 30303
                   Attention: Hector E. Llorens, Jr., Esq.
                   Telecopy Number: (404) 572-5149
                   Telephone Number: (404) 572-3523

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this
Section 6.10. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered.

         IN WITNESS WHEREOF, the parties hereto have executed this Warrant Agreement as of the date first written above.


                                    RAMSAY YOUTH SERVICES, INC.




                                    By:
                                        ----------------------------------------
                                        Marcio C. Cabrera
                                        Executive Vice President

                                           SUNTRUST BANKS, INC.



                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title: